Exhibit 99.1

3190 Fairview Park Drive	News
Falls Church, VA 22042-4523
www.generaldynamics.com

January 21, 2004
Contact: Rob Doolittle
Tel 703 876 3199
Fax 703 876 3186
rdoolitt@generaldynamics.com

General Dynamics Corrects Typographical Error in Fourth
Quarter Earnings Announcement

Guidance range should have read “$5.40 to $5.55”

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced that there was a typographical error in its January 21 press release announcing financial performance for the fourth quarter of 2003.

The correct guidance range for earnings performance in fiscal year 2004 is $5.40 to $5.55. The corrected paragraph should read:

“Looking ahead in 2004, we anticipate continued solid performance from Combat Systems and Information Systems and Technology and margin improvement in Marine Systems. We are also cautiously optimistic regarding improved performance at Gulfstream,” Chabraja said. “We anticipate revenue growing to over $19 billion, earnings at the high end of the previous guidance range of $5.40 to $5.55 per share, with free cash flow from operations closely approximating net income.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 67,600 people worldwide and had 2003 revenue of $16.6 billion. The company has leading market positions in land and amphibious combat systems, mission critical information systems and technologies, shipbuilding and marine systems, and business aviation.

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